Exhibit 10.1

OCEANEERING INTERNATIONAL, INC.

$200,000,000

Private Shelf Facility

PRIVATE SHELF AGREEMENT

Dated September 9, 2009

i

(continued)

(continued)

(continued)

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.12(d)	—	Post-Retirement Benefit Obligations

Schedule 5.15	—	Agreements Restricting Indebtedness

Schedule 8.3	—	Certain Existing Owners

Schedule 10.2	—	Existing Subsidiary Indebtedness and Preferred Stock

Schedule 10.4	—	Existing Liens

Schedule 10.5	—	Certain Investments

Exhibit 1	—	Form of Shelf Note

Exhibit 2	—	Form of Request for Purchase

Exhibit 3	—	Form of Confirmation of Acceptance

Exhibit 4.4(a)(i)	—	Form of Opinion of Special Counsel for the Company

Exhibit 4.4(a)(ii)	—	Form of Opinion of General Counsel for the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

v

OCEANEERING INTERNATIONAL, INC.

11911 FM 529

Houston, TX 77041

$200,000,000 Private Shelf Facility

September 9, 2009

To Prudential Investment Management, Inc. (“Prudential”)

To each other Prudential Affiliate which becomes bound

  by this Agreement as hereinafter provided

  (together with the Series A Purchasers, each, a “Purchaser”

  and collectively, the “Purchasers”):

Ladies and Gentlemen:

Oceaneering International, Inc., a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1. AUTHORIZATION OF NOTES.

Section 1.1. Authorization of Issue of Shelf Notes. The Company will authorize the issue of its senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $200,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 13 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.1(f), and to be substantially in the form of Exhibit 1 attached hereto. The terms “Note” and “Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2. SALE AND PURCHASE OF SHELF NOTES.

SECTION 2.1. SALE AND PURCHASE OF SHELF NOTES.

(a) Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 1.1, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, plus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement and thereafter retired prior to such time (to the extent that the Company shall have agreed with Prudential to reinstate the Facility with respect to such amount) is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b) Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c) Periodic Spread Information. Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this Section 2.1(c) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

(d) Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2 attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.

(e) Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.1(d), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

(f) Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2.1(e), the Company may, subject to Section 2.1(g), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to Section 2.1(g) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(g) Market Disruption. Notwithstanding the provisions of Section 2.1(f), if Prudential shall have provided interest rate quotes pursuant to Section 2.1(e) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.1(f) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.1(g) are applicable with respect to such Acceptance.

(h) Fees.

(h)(i) Structuring Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (the “Structuring Fee”) in the amount of $200,000. If Prudential shall give notice to the Company pursuant to Section 2.1(b)(ii) of Prudential’s election to terminate the issuance and sale of Shelf Notes pursuant to this Agreement prior to the first anniversary of the date of this Agreement, then Prudential agrees to return to the Company 50% of the Structuring Fee paid by the Company to Prudential.

(h)(ii). Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (the “Issuance Fee”) on each Closing Day (other than a Closing Date occurring on or before December 31, 2009) in an amount equal to 0.125% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

(h)(iii). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.

(h)(iv) Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.1(f) or the penultimate sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning in Section 2.1(h)(iii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

SECTION 3. CLOSING.

Section 3.1. Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Schiff Hardin, LLP, Suite 6600,

233 South Wacker Drive, Chicago, Illinois 60606, or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.

Section 3.2. Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.1(h)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated or such representations and warranties are limited to a prior date).

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2008 that would have been prohibited by Sections 10 had such Sections applied since such date.

SECTION 4.3. COMPLIANCE CERTIFICATES.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of such Notes and this Agreement.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Baker Botts, L.L.P., counsel for the Company, substantially in the form set forth in Exhibit 4.4(a)(i) and the General Counsel for the Company, substantially in the form set forth in Exhibit 4.4(a)(ii), in each case covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Schiff Hardin LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Confirmation of Acceptance.

Section 4.7. Payment of Fees.

(a) Without limiting the provisions of Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to Section 2.1(h)(i), any Issuance Fee due pursuant to Section 2.1(h)(ii) and any Delayed Delivery Fee due pursuant to Section 2.1(h)(iii).

(b) Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.

Section 4.9. Changes in Corporate Structure. Other than as permitted by this Agreement, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

Section 4.10. Funding Instructions. [Intentionally Omitted].

Section 4.11. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.12. Certain Documents.

Such Purchaser shall have received the following:

(i) The Note(s) to be purchased by such Purchaser at such Closing.

(ii) Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes (provided, that for any Closing, the Company may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this Section 4.12 as an alternative to the further delivery thereof).

(iii) A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder (provided, that for any Closing, the Secretary or an Assistant Secretary and one other officer of the Company may certify that there has been no change to the officers of the Company authorized to sign Notes and other documents to be delivered therewith since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this Section 4.12, as an alternative to the further delivery thereof).

(iv) Certified copies of the Certificate of Incorporation and By-laws of the Company (provided, that for any Closing, the Company may certify that there has been no change to any applicable constitutive document since the date on which it was most recently delivered to such Purchaser under this Section 4.12, as an alternative to the further delivery thereof).

(v) A good standing certificate for the Company from the Secretary of Delaware dated of a recent date prior to such Closing and such other evidence of the status of the Company as such Purchaser may reasonably request.

(vi) to the extent that any Person is, at the time of such Closing, a Guarantor, a confirmation of Guaranty Agreement of such Guarantor in form satisfactory to such Purchaser executed by such Guarantor.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. This Agreement and the documents, certificates or other writings (including the financial statements listed on Schedule 5.5 and the financial statements provided pursuant to the terms hereof) delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby, including without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, and such other Form 10-Qs, Form 10-Ks, and SEC filings and other reports as provided or deemed to be provided by the Company pursuant to Section 7.1 hereof (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to the applicable Closing being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. Any projections in any Disclosure Document delivered to Prudential or any Purchaser on or prior to the date this representation is made or repeated were based on reasonable assumptions and the best information available to the officers of the Company at the time such projections were prepared.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) As of the date of this Agreement Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers, in each case as of the date hereof.

(b) All of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Company or another Restricted Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 and except for Liens permitted by Section 10.4).

(c) Each Restricted Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Restricted Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4, customary limitations imposed by corporate law or similar statutes, limitations arising after the date of this Agreement of the type described in clause (iv) or (vi) of Section 10.7, or agreements with respect to Indebtedness that does not exceed, individually or in the aggregate, $10,000,000 in outstanding or committed amount and which can be prepaid at anytime without penalty or premium) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

(e) As of the date of this Agreement no Subsidiary of the Company is a co-borrower or a co-obligor with the Company, or obligated under a Guaranty with respect to the obligations of the Company, under any of the Company’s Primary Working Capital Credit Facilities.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser of any Accepted Notes copies of the following financial statements identified by a principal financial officer of the Company: (a) consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows shareholders’ equity of the Company and its Subsidiaries in each case as audited by Ernst & Young LLP or such other nationally recognized registered independent public accounting firm and (b) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the preceding fiscal year end and consolidated statements of income and cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of and at the dates indicated therein and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto and except that the interim financial statements may not contain all GAAP notes to such financial statements (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Restricted Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Restricted Subsidiary is bound or by which the Company or any Restricted Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Restricted Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Restricted Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The United States Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2008.

Section 5.10. Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or in accordance with this Agreement), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. (a) The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company, no product of the Company or any of its Restricted Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA (other than to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430 or 436 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not individually or in the aggregate result in a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) Except as set forth on Schedule 5.12(d) or as otherwise disclosed in the financial statements listed in Schedule 5.5 or the most recent financial statements delivered pursuant to Section 7.1(a) or 7.1(b), the expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any non-exempt prohibited transaction under section 406(a)(1)(A-D) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A) (D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes for the refinancing of outstanding Indebtedness of the Company and for other general corporate purposes and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). The Company and its Subsidiaries do not hold any margin stock and the Company does not have any present intention of holding any margin stock. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens. (a) Neither the Company nor any of its Restricted Subsidiaries has outstanding any Indebtedness except as permitted by Sections 10.1(a), 10.2 and 10.3. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c) Neither the Company nor any Restricted Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Restricted Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15 (as such Schedule 5.15 may have been modified from to time by written supplements thereto delivered by the Company and received by Prudential).

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18. Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and is purchasing the Notes purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account of an insurance company that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part V(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets that are “plan assets” within the meaning of 29 CFR 2510.3-1, as modified by section 3(42) of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO COMPANY.

During the Issuance Period and so long thereafter as any Notes or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (each a “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, and cash flows of the Company and its Subsidiaries, for the portion of the fiscal year ending with such quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.oceaneering.com) and shall have given each Purchaser prior notice of such availability on EDGAR or similar system and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (each, a “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon at the dates indicated therein and their consolidated results of operations and cash flows for the periods covered thereby in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided that the Company shall be deemed to satisfy the requirements of this Section 7.1(c) if it shall have made Electronic Delivery of the applicable item;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following events, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to the regulations under ERISA as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA (other than to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC) or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes not otherwise provided by the Company under Section 7.1(a)-(f) as from time to time may be reasonably requested by any such holder of Notes; including, without limitation, such information as is required under Rule 144A under the Securities Act to be delivered to a prospective transferee of the Notes in a transfer made in compliance with such Rule 144A, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Reconciliation – a Company prepared reconciliation of the financial statements of the Company and its Subsidiaries as of the end of and for the quarterly or annual period of the statements being furnished with the financial statements of the Company and its Restricted Subsidiaries as of the end of and for such quarterly or annual period, certified as true and correct in all material respects;

(b) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(c) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Required Prepayments. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in a minimum amount of not less than $1,000,000 and in integral multiples of $100,000 on any one occurrence in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole

Amount as of the specified prepayment date. Any partial prepayment of the Notes of any Series pursuant to this Section 8.2 shall be applied in satisfaction of the required payments and prepayments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

Section 8.3. Offer to Prepay Notes in the Event of a Change of Control.

(a) Notice of Change of Control.

(i) The Company will not take any action that consummates or finalizes a Change in Control unless (A) at least 30 days prior to such action it shall have given to each holder of the Notes written notice containing and constituting an offer to prepay the Notes as described in Section 8.3(c), accompanied by the certificate described in Section 8.3(f), and (B) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.

(ii) The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control, give written notice of such Change of Control to each holder of the Notes (unless notice in respect of such Change in Control shall have been given pursuant to Section 8.3(a)(i)), which notice will contain and constitute an offer to prepay the Notes as described in Section 8.3(c), and be accompanied by the certificate described in Section 8.3(f).

(b) Notice of Acceptance of Offer under Section 8.3(a). If the Company shall at any time receive an acceptance to an offer to prepay Notes under Section 8.3(a) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.3(a) shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) at the time specified in such offer, which shall be (i) the time of occurrence of a Change of Control in the case of an offer made pursuant to Section 8.3(a)(i), and (ii) a date not less 10 days nor more than 30 days after the date of such offer in the case of an offer made pursuant to Section 8.3(a)(ii) (any such time specified under subpart (i) or (ii) of this Section 8.3(c), as applicable, the “Change of Control Prepayment Time”).

(d) Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance or rejection to be delivered to the Company prior to the prepayment date. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made at the Change of Control Prepayment Time.

(f) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed Change of Control Prepayment Time, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, (v) that the conditions of this Section 8.3 have been fulfilled, and (vi) in reasonable detail, the nature and anticipated date of the Change of Control.

Section 8.4. Offer to Prepay Notes from Certain Net Proceeds.

(a) Notice of Application of Proceeds. If at any time the Company elects or is required to make an offer to prepay Notes from any Net Proceeds pursuant to Section 10.6(b)(ii)(3)(B) or 10.6(c)(iv)(4)(B) (an “Asset Sale Prepayment”), then the Company will, at least 60 days prior to the proposed prepayment date pursuant to this Section 8.4 with respect to such Asset Sale Prepayment, give written notice of such Asset Sale Prepayment to each holder of the Notes. Such notice shall contain and constitute an offer to prepay the Notes as described in Section 8.4(c) and shall be accompanied by the certificate described in Section 8.4(f).

(b) Notice of Acceptance of Offer under Section 8.4(a). If the Company shall at any time receive an acceptance to an offer to prepay Notes under Section 10.4(a) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.4(c) with respect to any Net Proceeds from any Asset Sale Prepayment shall be an offer to prepay, in accordance with and subject to this Section 8.4, an amount of the outstanding principal amount of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) which is equal to the lesser of (i) the product of (1) the amount by which the aggregate Net Proceeds applied or to be applied to the prepayment of Senior Indebtedness pursuant to Section 10.6(b)(ii)(3)(B) and Section 10.6(c)(iv)(4)(B), during the fiscal year of such Asset Sale Prepayment is in excess of $80,000,000 (but not in excess of the aggregate amount of the Net Proceeds from such Asset Sale Prepayment to be applied to the prepayment of Senior Indebtedness pursuant to Section 10.6(b)(ii)(3)(B) and Section 10.6(c)(iv)(4)(B), as the case may be), and (2) a fraction, the numerator of which is the outstanding principal amount of the Notes held by such holder on the date of prepayment pursuant to this Section 8.4 and the denominator of which is the aggregate outstanding amount of all Senior Indebtedness (including the outstanding principal amount of all Notes, but excluding any Senior Indebtedness owing to a Restricted Subsidiary of the Company or an Affiliate of the Company) on such date of prepayment and (ii) the outstanding principal amount of such Notes on such date of prepayment, on the proposed date for such prepayment specified in the notice given pursuant to Section 8.4(a) with respect thereto, which date shall not be later than the earliest time at which the Company or any Subsidiary makes any payment of any other Senior Indebtedness other than the Notes from such Net Proceeds.

(d) Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance or rejection to be delivered to the Company prior to the date of prepayment. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.4 shall be deemed to constitute an acceptance of such offer by such holder. To the extent any holder of a Note rejects an offer to prepay Notes pursuant to this Section 8.4 with respect to any Net Proceeds from a sale, lease, transfer or other disposition of assets, the Company shall not be required to re-offer to prepay the amount of such holder’s Notes offered to be prepaid as a result of such sale, lease, transfer or other disposition to the other holders of the Notes.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.4 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and the Make-Whole Amount, if any, with respect thereto. The prepayment shall be made on the prepayment date specified in Section 8.4(c).

(f) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed prepayment date, (ii) that such offer is made pursuant to this Section 8.4, (iii) a description of the transaction resulting in such offer and the amount of the Net Proceeds to be applied to the prepayment of Senior Indebtedness, (iv) the principal amount of each Note offered to be prepaid showing the calculation thereof in reasonable detail, (v) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, and (vi) that the conditions of this Section 8.4 have been fulfilled.

Section 8.5. Allocation of Partial Prepayments. In the case of any partial prepayment of the Notes of any Series pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All prepayments pursuant to Section 8.3 or 8.4 shall be applied only to the Notes of the holders who have not rejected the offer to prepay made thereunder.

Section 8.6. Maturity; Surrender, Etc. In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any

Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7. Purchase of Notes. The Company will not and will not permit any Affiliate of the Company to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and the Notes of such Series. The Company will promptly cancel all Notes acquired by it or any Affiliate of the Company pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8. Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2, Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9. AFFIRMATIVE COVENANTS.

During the Issuance Period and so long thereafter as any Notes or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

Section 9.1. Compliance with Law. Without limiting Section 10.10, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves in accordance with GAAP are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear and, in the event of a casualty to any property resulting from force majeure, subject to Company having a reasonable amount of time to repair or rebuild the affected property), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the keeping, operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns (after giving effect to extensions) required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need to file any return or pay or discharge any such tax, assessment, charge, levy or claim if (i) the filing amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonfiling or nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.6, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

Section 9.7. Covenant to Secure Notes Equally. The Company covenants that, if it or any Restricted Subsidiary shall create or assume any Lien upon any of its property or assets,

whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.4 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of Section 10.4.

Section 9.8. Subsequent Guarantors. The Company covenants that if any time any Subsidiary, which is not then a Guarantor, shall become a co-borrower or co-obligor with the Company, or become obligated under any Guaranty with respect to the obligations owed by the Company, under any of the Company’s Primary Working Capital Credit Facilities, the Company will cause such Person to execute and deliver to the holders of the Notes a guaranty agreement (each as amended, supplemented, restated or otherwise modified from time to time, a “Guaranty Agreement”) in form reasonably satisfactory to Prudential and the Required Holder(s). Each such Guaranty Agreement shall be accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents, certificates with respect to such Subsidiary of the type described in Section 4.12(v) and an opinion of counsel for such Subsidiary with respect to such Guaranty Agreement of the type described in Section 4.4.

Section 9.9. Notes to Rank Pari Passu. Subject to Section 9.7, the Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.

SECTION 10. NEGATIVE COVENANTS.

During the Issuance Period and so long thereafter as any Notes or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

Section 10.1. Financial Covenants.

(a) Debt to Capitalization Ratio. The Company will not permit the Debt to Capitalization Ratio at any time to be greater than 50%.

(b) Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3.00 to 1.00.

Section 10.2. Limitations on Indebtedness and Preferred Stock of Restricted Subsidiaries.

(a) The Company will not permit any Restricted Subsidiary of the Company to create, issue, assume, guarantee or otherwise incur, in any manner become liable for or suffer to exist any Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock, except:

(i) Indebtedness or Preferred Stock of a Restricted Subsidiary of the Company outstanding as of the date of this Agreement and described on Schedule 10.2 hereto;

(ii) Indebtedness or Preferred Stock of a Restricted Subsidiary of the Company owing or issued to the Company or to a Wholly-owned Restricted Subsidiary; and

(iii) additional Indebtedness or Preferred Stock of a Restricted Subsidiary of the Company created, issued, assumed, guaranteed or incurred within the limitations provided in Section 10.3(b) hereof.

(b) Indebtedness or Preferred Stock existing within the limitations of Section 10.2(a)(i) may be renewed, extended or refinanced (without increase in principal amount or liquidation value, as the case may be, at the time of such renewal, extension or refunding and subject only to covenants or restrictions which are not materially more onerous than those applicable to such Indebtedness or Preferred Stock, as the case may be, at the time of original issuance thereof) without regard to the limitations of Section 10.2(a)(iii), except that no such Indebtedness or Preferred Stock may in any event be renewed, extended or refinanced if at the time thereof and after giving effect thereto and to the application of the proceeds thereof, a Default or Event of Default would exist.

Section 10.3. Priority Liabilities. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or otherwise incur, in any manner become liable in respect of or suffer to exist any Priority Liability, unless:

(a) in the case of Indebtedness of the Company or any of its Restricted Subsidiaries secured by any Lien created pursuant to Section 10.4(l), at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

(i) no Default or Event of Default would exist;

(ii) the aggregate amount of all Indebtedness of the Company or any of its Restricted Subsidiaries (other than such Indebtedness permitted pursuant to Section 10.2(a)(ii) and other than such Indebtedness owing by the Company to a Material Domestic Subsidiary) secured by Liens created pursuant to Section 10.4(l) (including the Indebtedness then to be created, issued, assumed, guaranteed or incurred, but excluding MARAD Indebtedness) would not exceed 15% of Consolidated Adjusted Net Worth; and

(iii) the aggregate amount of all Indebtedness of the Company or any of its Restricted Subsidiaries (other than such Indebtedness permitted pursuant to Section 10.2(a)(ii) and other than such Indebtedness owing by the Company to a Material Domestic Subsidiary) secured by Liens created pursuant to Section 10.4(l) (including the Indebtedness then to be created, issued, assumed, guaranteed or incurred and any MARAD Indebtedness) would not exceed 25% of Consolidated Adjusted Net Worth;

(b) in the case of Indebtedness or any Preferred Stock of a Restricted Subsidiary of the Company (other than Indebtedness permitted pursuant to Section 10.2(a)(i) or (ii) hereof), at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

(i) no Default or Event of Default would exist; and

(ii) the aggregate amount of all Indebtedness of Restricted Subsidiaries of the Company (other than such Indebtedness permitted pursuant to Section 10.2(a)(ii) and other than such Indebtedness owing by the Company to a Material Domestic Subsidiary) plus the aggregate liquidation value of all Preferred Stock of Restricted Subsidiaries of the Company (including the Indebtedness or Preferred Stock then to be created, issued, assumed, guaranteed or incurred) would not exceed 15% of Consolidated Adjusted Net Worth.

Section 10.4. Limitations on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except the following:

(a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics, materialmen, vendors, carriers and warehousemen and other like Persons; provided that payment thereof is not at the time required by Section 9.4;

(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary of the Company shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, maritime, warehousemen’s and attorneys’ liens and statutory landlords’ liens and deposits made to obtain insurance), customary statutory, common law and contractual rights of a bank to set-off claims of such bank against cash on deposit with such bank, Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(d) minor survey exceptions or minor defects, irregularities in title, encumbrances, easements, restrictions or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(e) Liens securing Indebtedness owed the Company or to any Wholly-owned Subsidiary by any Restricted Subsidiary of the Company;

(f) Liens existing as of the date of this Agreement and described on Schedule 10.4 hereto;

(g) Liens on the capital stock, partnership or other equity interests held, directly or indirectly, by the Company or any of its Restricted Subsidiaries in a joint venture, provided that the proceeds of Indebtedness of the Company or such Restricted Subsidiary secured by such Liens are in their entirety contributed or advanced to such joint venture; provided, further, that (i) at the time of the creation, issuance, assumption, guarantee or incurrence of any such Indebtedness by the Company or any of its Restricted Subsidiaries and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist, (ii) any such Indebtedness, created, issued, assumed, guaranteed or incurred by the Company or any of its Restricted Subsidiaries shall have been created within the applicable limitations of Section 10.3, (iii) with respect to any such Indebtedness neither the Company or any of its Restricted Subsidiaries, nor any of the property or assets of the Company or any of its Restricted Subsidiaries, other than proceeds realized from the sale or other disposition of such capital stock, partnership or other equity interests shall, directly or indirectly, be liable for or secure in any manner whatsoever the payment thereof and (iv) other than Indebtedness arising from a Lien on assets of the Company or any of its Restricted Subsidiaries consisting of equity interest in an Unrestricted Subsidiary such Indebtedness shall be incurred within the limitations provided in Section 10.3(b) hereof;

(h) Liens on the capital stock, partnership or other equity interests held, directly or indirectly, by the Company or any of its Restricted Subsidiaries in a joint venture, provided that the proceeds of Indebtedness created by an Unrestricted Subsidiary or any other Affiliate of the Company secured by such Liens are in their entirety contributed or advanced to such joint venture; provided, further, that with respect to any such Indebtedness neither the Company or any of its Restricted Subsidiaries, nor any of the property or assets of the Company or any of its Restricted Subsidiaries, other than proceeds realized from the sale or other disposition of such capital stock, partnership or other equity interests shall, directly or indirectly, be liable for or secure in any manner whatsoever the payment thereof;

(i) Liens created or incurred after the date of this Agreement given to secure the payment of the purchase price incurred in connection with the acquisition or purchase of assets useful and intended to be used in carrying on the business of the Company or any of its Restricted Subsidiaries, so long as such Liens were not incurred, extended or renewed in contemplation of such acquisition or purchase; provided that (i) the Lien shall attach solely to the assets acquired or purchased, (ii) such Lien shall have been created or incurred no more than after 180 days of the date of acquisition or purchase, (iii) at the time of acquisition or purchase of such assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets, whether or not assumed by the Company or any of its Restricted Subsidiaries, shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition or purchase of such assets (as determined in good faith by the Board of Directors of the Company), (iv) if the Indebtedness secured by such Liens shall have been incurred by a Restricted Subsidiary of the Company, then and in such event such Indebtedness shall be incurred within the limitations provided in Section 10.3(b) hereof, and (v) at the time of the creation, issuance, assumption, guarantee or incurrence of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(j) Liens created or incurred after the date of this Agreement existing on such assets at the time of acquisition thereof or at the time of acquisition or purchase by the Company or any of its Restricted Subsidiaries of any business entity then owning such fixed assets, so long as such Liens were not incurred, extended or renewed in contemplation of such acquisition or purchase; provided that (i) the Lien shall attach solely to the assets acquired or purchased, (ii) if the Indebtedness secured by such Lien shall have been assumed by a Restricted Subsidiary of the Company, then and in such event such Indebtedness shall be incurred within the limitations provided in Section 10.3(b) hereof, and (iii) at the time of the assumption of such Indebtedness and after the concurrent giving effect thereto, no Default or Event of Default would exist;

(k) Liens created under charters entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of its business, as owner or lessor of an asset, creating leasehold interests therein; provided that the creation of such Liens is otherwise permitted within the terms of this Agreement;

(l) Liens created or incurred after the date of this Agreement given to secure Indebtedness of the Company or any of its Restricted Subsidiaries in addition to the Liens permitted by the preceding clauses (a) through (k) hereof; provided that (i) all Indebtedness secured by such Liens shall have been incurred within the applicable limitations provided in Section 10.3 and (ii) no such Lien shall secure any Indebtedness of the Company under any Primary Working Capital Facility or the Senior Term Notes; and

(m) any extension, renewal or refunding of any Lien permitted by the preceding clauses (f) through (k) of this Section in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such extension, renewal or refunding of the Indebtedness to which such Lien relates shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (ii) such Lien shall attach solely to the same such property and (iii) at the time of the extension, renewal or refunding of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist.

Section 10.5. Dividends, Stock Purchases and Restricted Investments. The Company will not authorize or make a Distribution on its capital stock and the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Investment if after giving effect to the proposed Distribution or Restricted Investment a Default or an Event of Default would exist. The Company will not authorize a Distribution on its capital stock which is not payable within 60 days of authorization. The Company may make any Distribution within 60 days after the declaration thereof if at the time of declaration such Distribution would have complied with this Section.

Section 10.6. Mergers, Consolidations and Sales of Assets.

(a) The Company will not, and will not suffer or permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

(i) any Restricted Subsidiary of the Company may merge or consolidate with or into the Company or any Wholly-owned Restricted Subsidiary so long as in (1) any merger or consolidation involving the Company, the Company shall be the surviving or continuing Corporation and (2) in any merger or consolidation involving a Wholly-owned Restricted Subsidiary (and not the Company), the Wholly-owned Restricted Subsidiary shall be the surviving or continuing Corporation;

(ii) the Company may consolidate or merge with any other Corporation if (1) the Company is the surviving Corporation in connection with such consolidation or merger and (2) at the time of such consolidation or merger and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the Company would be permitted by the provisions of Section 10.3(a) to incur at least $1.00 of additional Indebtedness.

(b) the Company will not, and will not suffer or permit any Restricted Subsidiary to, sell, lease, transfer, abandon as obsolete or otherwise dispose of assets (except assets sold, leased or otherwise disposed of in the ordinary course of business for fair market value and except as provided in Sections 10.6(a) and (c)); provided that the foregoing restrictions do not apply to:

(i) the sale, lease, transfer or other disposition of assets to the Company or a Wholly-owned Restricted Subsidiary by a Restricted Subsidiary of the Company; or

(ii) the sale, lease, transfer or other disposition of assets for cash or other property to a Person or Persons if all of the following conditions are met:

(1) in the opinion of (i) the Board of Directors of the Company if the fair market value of the assets exceeds $10,000,000 or (ii) otherwise a Responsible Officer, the sale is for fair value and is in the best interests of the Company;

(2) immediately after the consummation of the transaction and after giving effect thereto, (A) no Default or Event of Default would exist and (B) the Company would be permitted by the provisions of Section 10.3(a) to incur at least $1.00 of additional Indebtedness; and

(3) the entirety of the proceeds (net of expenses and taxes arising in connection therewith) (“Net Proceeds”) from any such sale or other disposition shall be applied within 360 days of receipt thereof by the Company or a Restricted Subsidiary of the Company either (A) to the acquisition (directly or through acquisition of a Restricted Subsidiary of the Company) of assets (other than cash, cash equivalents or Securities)

useful and intended to be used in the operation of the business of the Company and its Restricted Subsidiaries and having a fair market value (as determined in good faith by (i) the Board of Directors of the Company if the fair market value of the assets exceeds $10,000,000 or (ii) otherwise a Responsible Officer) at least equal to that of the assets so disposed of or (B) towards the prepayment at any applicable prepayment premium of Senior Indebtedness of the Company owing to any Person other than a Restricted Subsidiary of the Company or an Affiliate of the Company (and, if the aggregate Net Proceeds from all such sales or other dispositions referred to in this clause (B) during any fiscal year, together with the aggregate Net Proceeds from all sales and dispositions referred to in Section 10.6(c)(iv)(4)(B) during such fiscal year, exceeds $80,000,000, the Company shall have made an offer to prepay the Notes with respect thereto in accordance with Section 8.4 hereof).

Computations pursuant to this Section 10.6(b) shall include dispositions made pursuant to Section 10.6(c) and computations pursuant to Section 10.6(c) shall include dispositions made pursuant to this Section 10.6(b).

(c) The Company will not, and will not suffer or permit any Restricted Subsidiary to, sell, pledge or otherwise dispose of any shares of the stock or other ownership interests (including as “stock” for the purposes of this Section 10.6(c) any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock or other ownership interests) of a Restricted Subsidiary of the Company (said stock, options, warrants and other Securities herein called “Subsidiary Stock”) or any Indebtedness of any Restricted Subsidiary of the Company, nor will the company permit any Restricted Subsidiary of the Company to issue, sell, pledge or otherwise dispose of any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:

(i) the issue of directors’ qualifying shares or Regulatory Shares; or

(ii) the issue of Subsidiary Stock to the Company; or

(iii) the sale or transfer by the Company or any of its Restricted Subsidiaries of any Subsidiary Stock to the Company or to a Wholly-owned Restricted Subsidiary; or

(iv) any other sale or other disposition at any one time to a Person (other than directly or indirectly to an Affiliate of the Company) of the entire Investment of the Company and its other Restricted Subsidiaries in any Restricted Subsidiary of the Company if all of the following conditions are met:

(1) in the opinion of (i) the Company’s Board of Directors if the fair market value of the assets exceeds $10,000,000 or (ii) otherwise a Responsible Officer, the sale is for fair value and is in the best interests of the Company;

(2) immediately after the consummation of the transaction and after giving effect thereto, such Restricted Subsidiary shall have no Indebtedness of or continuing Investment in the capital stock of the Company or of any of its Restricted Subsidiaries and any such Indebtedness or Investment shall have been discharged or acquired, as the case may be, by the Company or a Restricted Subsidiary of the Company; and

(3) immediately after the consummation of the transaction and after giving effect thereto, (A) no Default or Event of Default would exist and (B) the Company would be permitted by the provisions of Section 10.3(a) to incur at least $1.00 of additional Indebtedness; and

(4) the entirety of the Net Proceeds from any such sale or other disposition shall be applied within 360 days of receipt thereof by the Company or a Restricted Subsidiary of the Company either (A) to the acquisition (directly or through acquisition of a Restricted Subsidiary of the Company) of assets (other than cash, cash equivalents or Securities) useful and intended to be used in the operation of the business of the Company and its Restricted Subsidiaries and having a fair market value (as determined in good faith by (i) the Board of Directors of the Company if the fair market value of the assets exceeds $10,000,000 or (ii) otherwise a Responsible Officer) at least equal to that of the assets so disposed of or (B) towards the offer of prepayment at any applicable prepayment premium of Senior Indebtedness of the Company owing to any Person other than a Restricted Subsidiary of the Company or an Affiliate of the Company (and, if the aggregate Net Proceeds from all such sales or other dispositions referred to in this clause (B) during any fiscal year, together with the aggregate Net Proceeds for all sales and other dispositions referred to in Section 10.6(b)(ii)(3)(B) during such fiscal year, exceeds $80,000,000, the Company shall have made an offer to prepay the Notes with respect thereto in accordance with Section 8.4 hereof).

Computations pursuant to this Section 10.6(c) shall include dispositions made pursuant to Section 10.6(b) and computations pursuant to Section 10.6(b) shall include dispositions made pursuant to this Section 10.6(c).

Section 10.7. Limitation on Restricted Agreements. The Company will not, and will not permit any Restricted Subsidiary to, enter into, or suffer to exist, any agreement with any Person which, directly or indirectly, prohibits or limits the ability of (x) the Company to create, incur, or suffer to exist Liens on its property, provided, however, that this clause (x) shall not prohibit any Lien permitted under Section 10.4 or any negative pledge incurred or provided in favor of any holder of Indebtedness permitted by Sections 10.2 and 10.3 or (y) any Restricted Subsidiary of the Company to (a) pay dividends or make other distributions to the Company or prepay any Indebtedness owed to the Company, (b) make loans or advances to the Company, (c) create, incur, or suffer to exist Liens on the property of such Restricted Subsidiary, provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted by Sections 10.4 and 10.3 or (d) transfer any of its properties or assets to the Company other than for such restrictions existing under or by reason of (i) applicable law or any order or ruling by any governmental authority; (ii) any agreement relating to any Indebtedness permitted under this Agreement; (iii) customary non-assignment provisions of any contract; (iv) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (v) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired; (vi) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale of all or substantially all of the capital stock or assets of such Restricted Subsidiary; (vii) any agreement or other instrument governing

Indebtedness of a Person acquired by the Company or any of its Restricted Subsidiaries (or of a Subsidiary of such Person which becomes a Restricted Subsidiary of the Company) in existence at the time of such acquisition (but not created in contemplation thereof), which restriction is not applicable to the Company or any of its Restricted Subsidiaries, or assets of any such Person, other than the Person, or assets or Subsidiaries of the Person, so acquired; or (viii) provisions contained in agreements relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument.

Section 10.8. Nature of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement and businesses related thereto.

Section 10.9. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate of the Company (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate of the Company) except pursuant to the reasonable requirements of the Company’s or its applicable Restricted Subsidiary’s business and upon fair and reasonable terms not significantly less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate of the Company.

Section 10.10. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.11. Designation of Subsidiaries, Etc. (a) The Company will not designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary of the Company or designate or redesignate any Restricted Subsidiary of the Company as an Unrestricted Subsidiary unless the following conditions precedent have been satisfied:

(i) the Company shall have given not less than 10 days’ prior written notice to Prudential and the holders of the Notes that a Senior Financial Officer has made such determination,

(ii) at the time of such designation or redesignation and immediately after giving effect thereto: (1) no Default or Event of Default would exist and (2) the Company would be permitted by the provisions of Section 10.3(a) to incur at least $1.00 of additional Indebtedness,

(iii) in the case of the designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary and after giving effect thereto, (1) such Unrestricted Subsidiary so designated shall not, directly or indirectly, own any Indebtedness or capital stock of the Company or any of its Restricted Subsidiaries, (2) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 10.6(b)(ii), (3) neither the Company nor any of its Restricted Subsidiaries shall be liable for any Indebtedness of such Unrestricted Subsidiary so designated (other than Indebtedness which at the time of incurrence shall be permitted within the limitations of Section 10.3(b) or at the time of such designation shall be permitted within the limitations of Sections 10.5(a) and 10.3(b)), (4) no default or condition in respect of any Indebtedness of such Unrestricted Subsidiary so designated could as a consequence of such default or condition cause or permit any Indebtedness of the Company or any of its Restricted Subsidiaries to become, or to be declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, (5) any continuing Investment in the capital stock of such Subsidiary held by the Company or of any of its Restricted Subsidiaries shall at the time of such designation be permitted (without reference to paragraph (a) of the definition of “Restricted Investments”), within the limitations of Section 10.5, and (6) such designation shall not result in the imposition of a Lien on the assets of the Company or any of its Restricted Subsidiaries, other than a Lien permitted within the limitations of Section 10.4,

(iv) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary of the Company and after giving effect thereto: (i) all outstanding Indebtedness and Preferred Stock of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Section 10.3(b) and (ii) all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Section 10.4, other than Section 10.4(f) (notwithstanding that any such Lien existed as of the date of this Agreement),

(v) in the case of the designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as an Unrestricted Subsidiary more than once, and

(vi) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary of the Company, such Unrestricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as a Restricted Subsidiary of the Company more than once.

(b) The Company will not, and will not permit any Restricted Subsidiary to, provide a Guaranty of or otherwise become liable for Indebtedness of any Unrestricted Subsidiary (other than Indebtedness which at the time of incurrence shall be permitted within the limitations of Section 10.3(b) or at the time of such designation shall be permitted within the limitations of Sections 10.5(a) and 10.3(b)).

Section 10.12. Most Favored Lender Status. (a) The Company will not enter into, assume or otherwise be bound or obligated under one or more Additional Covenants or Additional Defaults in any Primary Working Capital Facility, unless prior written consent to such Additional Covenant or Additional Default shall have been obtained pursuant to Section 17; provided, however, in the event the Company shall enter into, assume or otherwise become bound by or obligated under any such Additional Covenant or Additional Default without the prior written consent of the Required Holder(s), the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default. The Company further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to Prudential and the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 10.12(a), but shall merely be for the convenience of the parties hereto.

(b) If after the time this Agreement is amended pursuant to Section 10.12(a) to include in this Agreement any Additional Covenant or Additional Default in any Primary Working Capital Facility such Additional Covenant or Additional Default ceases to be in effect under such Primary Working Capital Credit Facility or is amended by the requisite lenders under such Primary Working Capital Facility so as to be less restrictive with respect to the Company and its Restricted Subsidiaries, then, on the 10th day after the date the Company shall have delivered financial information to the Company pursuant to Section 7.1(a) or 7.1(b) next following the receipt by Prudential and the holders of the Notes of notice that such Additional Covenant or Additional Default has ceased to be in effect or such amendment has become effective, Prudential and the holders of the Notes will release or similarly amend, as the case may be, such Additional Covenant or Additional Default as in effect in this Agreement, provided that (i) on such 10 th day no Default or Event of Default shall be in existence, and (ii) if any fees or other remuneration was paid to any lender under such Primary Working Capital Facility with respect to causing such Additional Covenant or Additional Default to cease to be in effect or to be so amended, then the Company shall have paid to the holders of the Notes as the same fees or other remuneration on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under such Primary Working Capital Facility (it being understood that any fees or other remuneration paid to any lender under any such Primary Working Capital Facility in order to obtain an extension to the term or an increase in the amount of the commitments to lend under such Primary Working Capital Facility shall not be included as part of any fees or other compensation covered by this clause (ii)). Notwithstanding the foregoing, no release or amendment to the Agreement pursuant to this Section 10.12(b) as the result of any Additional Covenant or Additional Default in any Primary Working Capital Facility ceasing to be in effect or being amended shall cause the covenants or Events of Default in this Agreement to be less restrictive than the covenants or Events of Default as contained in this Agreement, as in effect with regard to the amendment to this Agreement under Section 10.12(a) originally caused by such Additional Covenants or Additional Default.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 8.3, Section 8.4 or Section 10; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)(i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; provided that this clause (iii) is not intended to apply to a covenant requiring a proportionate prepayment of Indebtedness upon a sale of assets such as provided for in Section 10.6 hereof or an event requiring the Company to make an offer to prepay Notes pursuant to Section 8.3 hereof, in each case so long as the Company or a Restricted Subsidiary, as applicable, does not fail to make such required prepayment when due or comply with the provisions of Section 8.3 hereof, as the case may be; or

(g) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 (exclusive of amounts covered by insurance, provided the insurer has accepted coverage without reservation) are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA (other than to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC) or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice (including, without limitation, except as expressly set forth above, notice of intent to accelerate or notice of acceleration), all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, National Association, in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name as specified in such Purchaser’s Confirmation of Acceptance, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2.1, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 2.1 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.1 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with reasonably sufficient information, reasonably sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address as specified for such communications by such Purchaser in its Confirmation of Acceptance, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Vice President/Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.1 shall be made by the method specified for such communication in Section 2.1, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.9. Transaction References. The Company agrees that Prudential may (i) refer to its role in establishing the Facility, as well as the identity of the Company the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours, OCEANEERING INTERNATIONAL, INC.

By:	/s/ ROBERT P. MINGOIA
Vice President and Treasurer

This Agreement is hereby

accepted and agreed to as

of the date thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	BRIAN N. THOMAS
Vice President

Information Schedule

Authorized Officers for Prudential

Randall M. Kob Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6210 Facsimile: (214) 720-6299	Ric E. Abel Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6272 Facsimile: (214) 720-6297

Timothy M. Laczkowski Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6275 Facsimile: (214) 720-6299	Brian N. Thomas Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6216 Facsimile: (214) 720-6299

Brian E. Lemons Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6276 Facsimile: (214) 720-6299	Richard P. Carrell Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6287 Facsimile: (214) 720-6299

SCHEDULE A

(to Note Purchase and Private Shelf Agreement)

Authorized Officers for Company

T. Jay Collins President and Chief Executive Officer Oceaneering International, Inc. 11911 FM 529 Houston, TX 77041 Telephone: 713-329-4500 Facsimile: 713-329-4653	M. Kevin McEvoy Executive Vice President Oceaneering International, Inc. 11911 FM 529 Houston, TX 77041 Telephone: 713-329-4500 Facsimile: 713-329-4653

Marvin J. Migura Senior Vice President and Chief Financial Officer Oceaneering International, Inc. 11911 FM 529 Houston, TX 77041 Telephone: 713-329-4500 Facsimile: 713-329-4653	George R. Haubenreich, Jr. Senior Vice President, General Counsel & Secretary Oceaneering International, Inc. 11911 FM 529 Houston, TX 77041 Telephone: 713-329-4500 Facsimile: 713-329-4653

W. Cardon Gerner Vice President and Chief Accounting Officer Oceaneering International, Inc. 11911 FM 529 Houston, TX 77041 Telephone: 713-329-4500 Facsimile: 713-329-4653	Robert P. Mingoia Vice President and Treasurer Oceaneering International, Inc. 11911 FM 529 Houston, TX 77041 Telephone: 713-329-4808 Facsimile: 713-329-4653

A-2

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2.1(f).

“Acceptance Day” is defined in Section 2.1(f).

“Acceptance Window” means, with respect to any interest rate quotes provided by Prudential pursuant to Section 2.1(e), the time period designated by Prudential during which the Company may elect to accept such interest rate quotes as to not less than $10,000,000 in aggregate principal amount of Shelf Notes specified in the related Request for Purchase.

“Accepted Note” is defined in Section 2.1(f).

“Additional Covenant” shall mean any covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Section 10 of this Agreement, or related definitions in this Schedule, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Section 10 of this Agreement, but is based on, or involves a calculation or measurement based on, a balance sheet or an income statement item.

“Additional Default” shall mean any provision contained in any Primary Working Capital Facility which permits the holder or holders of the Indebtedness under such Primary Working Capital Facility to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in this Schedule B, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in this Schedule B.

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to

SCHEDULE B

(to Note Purchase and Private Shelf Agreement)

Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase and Private Shelf Agreement among the Company, Prudential and the Purchasers dated September 9, 2009.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, treasurer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer or treasurer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” is defined in Section 2.1(a).

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purpose of Section 2.2 only, a day on which Prudential is open for business, and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Houston, Texas are required or authorized to be closed.

“Cancellation Date” is defined in Section 2.1(h)(iv).

“Cancellation Fee” is defined in Section 2.1(h)(iv).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change of Control” shall be deemed to have occurred if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of this Agreement) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than an Affiliate described on Schedule 8.3, (i) become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s Voting Stock, or (ii) acquire after the date of this Agreement (x) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (y) all or substantially all of the properties and assets of the Company.

“Change of Control Prepayment Time” is defined in Section 8.3(c).

“Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.

“Closing Day” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.2, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.1(h)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Oceaneering International, Inc., a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.1(f).

“Consolidated Adjusted Net Worth” means as of the date of any determination thereof Consolidated Net Worth excluding, to the extent included in the determination of Consolidated Net Worth, any accumulated foreign currency translation adjustments or impairments as determined in accordance with GAAP.

“Consolidated EBITDA” for any period means the sum of (a)(i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net

Income), (ii) all provisions for any Federal, state or local income taxes made by the Company and its Restricted Subsidiaries during such period, (iii) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Company and its Restricted Subsidiaries during such period, (iv) any other non-cash charge to the extent such non-cash charge reduces Consolidated Net Income (as reduced by any adjustment for the amount of cash pay-outs of non-cash charges from prior fiscal periods), and (v) Consolidated Interest Expense during such period, minus (b) any gains or losses on the sale or other disposition of Investments or fixed or capital investments (other than gains or losses in the ordinary course of business as determined in accordance with GAAP), and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

“Consolidated Interest Expense” means for any period all interest (including the interest component on Rentals on Capital Leases) and all amortization of debt discount and expense on any particular Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like Securities) of the Company and its Restricted Subsidiaries for which such calculations are being made as determined in accordance with GAAP. Computations of Consolidated Interest Expense on a pro-forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

“Consolidated Net Income” for any period means the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) the proceeds of any life insurance policy;

(b) net earnings and losses of any Restricted Subsidiary of the Company accrued prior to the date it became a Restricted Subsidiary of the Company;

(c) net earnings and losses of any Corporation (other than a Restricted Subsidiary of the Company), substantially all the assets of which have been acquired in any manner by the Company or any of its Restricted Subsidiaries, realized by such Corporation prior to the date of such acquisition;

(d) net earnings and losses of any Corporation (other than a Restricted Subsidiary of the Company) with which the Company or a Restricted Subsidiary of the Company shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary of the Company prior to the date of such consolidation or merger;

(e) net earnings of any business entity (other than a Restricted Subsidiary of the Company) in which the Company or any Restricted Subsidiary of the Company has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary of the Company in the form of cash distributions;

(f) any portion of the net earnings of any Restricted Subsidiary of the Company which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary of the Company;

(g) earnings and losses resulting from any reappraisal, revaluation, write-up or write-down of assets other than in the ordinary course of business;

(h) any reversal of any contingency reserve to the extent such contingency reserve was taken prior to the date of this Agreement, but including in any determination of Consolidated Net Income changes in estimates made in accordance with GAAP; and

(i) any other extraordinary gain or loss, including, without limitation, the cumulative effect of changes to GAAP.

“Consolidated Net Worth” means, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Company and its Restricted Subsidiaries as determined in accordance with GAAP.

“Consolidated Total Capitalization” means as of the date of the end of the most recent prior fiscal quarter, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Adjusted Net Worth.

“Corporation” means any corporation, limited liability company, partnership, joint venture, joint stock association, business trust and other business entity.

“Debt to Capitalization Ratio” means, as of any day, the ratio, expressed as a percentage, of (a) Consolidated Indebtedness as of such date to (b) Consolidated Total Capitalization as of such date.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in New York, New York as its “base” or “prime” rate.

“Delayed Delivery Fee” is defined in Section 2.1(h)(iii).

“Disclosure Documents” is defined in Section 5.3.

“Distribution” in respect of the Company and its Restricted Subsidiaries means:

(a) dividends or other distributions on capital stock (including, without limitation, preferred stock) of a corporation (except dividends or other distributions payable solely in shares of common stock of such Corporation and dividends made to the Company by any of its Restricted Subsidiaries); and

(b) redemption, acquisition or retirement of any shares of its capital stock or warrants, rights or other options to purchase any shares of its capital stock (other than the redemption, acquisition or retirement by the Company or any of its Restricted Subsidiaries of any shares of capital stock of a Restricted Subsidiary of the Company) or pursuant to a cashless exercise of stock options.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Facility” is defined in Section 2.1(a).

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” shall mean any Person that is a party to a Guaranty Agreement.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation (other than performance obligations (other than obligations for the payment of borrowed money)) of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefore;

(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Guaranty Agreement” is defined in Section 9.8.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); provided that, solely in the case of liabilities of any Person not a Restricted Subsidiary or the Company secured by such a Lien, the amount of such Indebtedness shall be deemed to be the lesser of (i) the net book value of the property so encumbered and (ii) the amount of such liabilities;

(e) all its liabilities in respect of standby letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (other than those representing obligations for performance guarantees);

(f) Swaps of such Person; and

(g) any Guaranty of such Person with respect to liabilities (other than performance guaranties) of a type described in any of clauses (a) through (f) hereof;

provided, that in the case of computations of “Indebtedness” of the Company or any of its Restricted Subsidiary, notwithstanding clause (d) above, “Indebtedness” shall not include Indebtedness secured by Liens permitted under Section 10.4(h).

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four quarter period ending with such fiscal quarter to (b) Consolidated Interest Expense for such four quarter period.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes of any Series then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Issuance Fee” is defined in Section 2.1(h)(ii).

“Issuance Period” is defined in Section 2.1(b).

“Investments” shall mean all investments, in cash or by delivery of property, made directly or indirectly in any property or assets or in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.8.

“MARAD Indebtedness” means Indebtedness of the Company or any of its Restricted Subsidiaries owed to, or guaranteed by, the U.S. Maritime Administration and incurred in connection with the acquisition or purchase of fixed assets useful and intended to be used in carrying on the business of the Company or any of its Restricted Subsidiaries, provided that with respect to such Indebtedness, none of the property or assets of the Company or any of its Restricted Subsidiaries, other than the fixed asset so acquired, shall be, directly or indirectly, liable for or secure in any manner whatsoever the payment thereof.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Material Domestic Subsidiary” means any Restricted Subsidiary which is organized or incorporated under the laws of the United States of America, any state thereof or the District of Columbia whose (a) attributable share of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter is greater than 5% or (b) attributable share of the book value of total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis as of the last day of the most recently ended fiscal quarter, is greater than 5%.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Proceeds” is defined in Section 10.6(b)(ii)(3).

“Notes” is defined in Section 1.2.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Primary Working Capital Credit Facilities” means the Amended and Restated Credit Agreement, dated as of January 2, 2004, among the Company, as borrower, Wells Fargo Bank, N.A., as Administrative Agent and Lead Lender and as a Lender and L/C Issuer, HSBC Bank USA, as Documentation Agent, Comerica Bank, as Syndication Agent, and the other Lenders now or hereafter parties thereto, as amended, supplemented, restated or otherwise modified or as refinanced or replaced from time to time, and any other primary credit facility or facilities for the Company with commitments in excess of an aggregate amount of $75,000,000.

“Priority Liability” means, as of the date of any determination thereof, (a) any Indebtedness of the Company secured by a Lien created pursuant to Section 10.4(l) hereof and (b) any Indebtedness and any Preferred Stock of Restricted Subsidiaries other than Indebtedness or Preferred Stock permitted under Section 10.2(a)(ii).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudential” is defined in the addressee line to this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchaser” is defined in the addressee line to this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Regulatory Shares” means, with respect to any Person, shares of the capital stock of such Person required to be issued as qualifying shares to directors or shares issued to Persons other than the Company in response to regulatory requirements of foreign jurisdictions pursuant to a resolution of the Board of Directors of such Person.

“Rentals” means and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary of the Company, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary of the Company (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Request for Purchase” is defined in Section 2.1(d).

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Closing Day” is defined in Section 3.2.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Investments” means all Investments, other than:

(a) Investments by the Company and its Restricted Subsidiaries in and to Wholly-owned Restricted Subsidiaries, including any Investment in a Corporation which, after giving effect to such Investment, will become a Wholly-owned Restricted Subsidiary;

(b) Investments representing loans or advances in the usual and ordinary course of business to officers and employees for expenses incidental to carrying on the business of the Company or any of its Restricted Subsidiaries;

(c) Investments in property or assets to be used in the ordinary course of the business of the Company and its Restricted Subsidiaries as described on Schedule 10.5 of this Agreement;

(d) Investments in commercial paper of Corporations organized under the laws of the United States or any state thereof and loan participations maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any of its Restricted Subsidiaries, are accorded a rating of “A-1” or better by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation, or “P-1” or better by Moody’s Investors Service, Inc.;

(e) Investments in direct obligations in the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof;

(f) Investments in direct obligations of other governments maturing within twelve months from the date of acquisition thereof by the Company or a Restricted Subsidiary of the Company; provided that at the time of such acquisition, the long-term Indebtedness of such government is rated “AAA” by Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc.;

(g) Investments in certificates of deposit and time deposits maturing within one year from the date of issuance thereof, issues by a bank or trust company organized under the laws of the United States or any State thereof, having either (i) capital, surplus and undivided profits aggregating at least $100,000,000 or (ii) total assets of $1,000,000,000;

(h) Investments in repurchase agreements with respect to any Security described in clause (e) entered into with a depository institution or trust company acting as principal described in clause (g) if such repurchase agreements: (i) are by their terms to be performed by the repurchase obligor and such repurchase agreements are deposited with a bank or trust company of the type described in clause (g) and (ii) mature within ninety days from the date of execution and delivery thereof; and

(i) Investments of the Company not described in the foregoing clauses (a) through (h); provided that the aggregate amount of all such Investments shall not at the time any Investment is made within the limitations of this clause (i) exceed 15% of Consolidated Adjusted Net Worth.

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Indebtedness” shall mean all Indebtedness for borrowed money of the Company which is not expressed to be subordinate or junior in rank to any other Indebtedness for borrowed money of the Company.

“Senior Term Notes” means the Company’s 6.72% Senior Notes due September 9, 2010 issued pursuant to the Note Purchase Agreements, dated as of September 1, 1998, between the Company and the purchasers on Schedule A thereto, as amended, supplemented, restated or otherwise modified or refinanced or replaced from time to time.

“Series” is defined in Section 1.1.

“Shelf Notes” is defined in Section 1.2.

“Structuring Fee” is defined in Section 2.1(h)(i).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Stock” is defined in Section 10.6(c).

“SVO” mean the Securities Valuation Office of the NAIC or any successor to such Office.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the Board of Directors of the Company as an “Unrestricted Subsidiary” on Schedule 5.4 hereto or pursuant to Section 10.11 hereto.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary of the Company 100% of all of the equity interests (except directors’ qualifying shares and shares of capital stock owned by one or more individuals who are not citizens of the United States of America and whose ownership of such capital stock is mandated by the law of any country other than the United States of America) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Restricted Subsidiaries at such time.

[FORM OF SHELF NOTE]

OCEANEERING INTERNATIONAL, INC.

[            ]% Senior Note, Series         , Due [                ,             ]

No. [        ]

PPN[                    ]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, Oceaneering International, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [                    ] Dollars [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2.00% over the Interest Rate specified above or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York, New York as its “base” or “prime” rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal offices of JPMorgan Chase Bank, National Association, in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Private Shelf Agreement, dated as of September 9, 2009 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

EXHIBIT 1

(to Note Purchase and Private Shelf Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.]

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement in each case without presentment, demand, protest or further notice (including notice of intent to accelerate and notice of acceleration except as provided in Section 12.1 of the Note Purchase Agreement).

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

OCEANEERING INTERNATIONAL, INC.

By:
[Title]

2

[FORM OF REQUEST FOR PURCHASE]

[NAME OF COMPANY]

Reference is made to the Private Shelf Agreement (the “Agreement”), dated as of September 9, 2009, between Oceaneering International, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.1(d) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of

the Shelf Notes covered hereby

(the “Notes”) ............. $            1

2.	Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

[ ] in arrears

3.	Use of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

5.	The purchase price of the Notes is to be transferred to:

Name and Address and ABA Routing Number of Bank	Number of Account

6. The Company certifies that (a) the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

[1]	Minimum principal amount of $10,000,000.

EXHIBIT 2

(to Note Purchase and Private Shelf Agreement)

7. The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.

Dated:

OCEANEERING INTERNATIONAL, INC.

By:
Authorized Officer

2

[FORM OF CONFIRMATION OF ACCEPTANCE]

Reference is made to the Private Shelf Agreement (the “Agreement”), dated as of September 9, 2009 between Oceaneering International, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Shelf Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement applicable to the Purchasers or holders of the Notes.

Pursuant to Section 2.1(f) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes: Aggregate principal

amount $

(A)	(a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:
(e) Interest rate:
(f) Interest payment period: [ ] in arrears
(g) Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)	(a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:
(e) Interest rate:
(f) Interest payment period: [ ] in arrears
(g) Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C),	(D)..... same information as above.]

II.	Closing Day:

III.	Issuance Fee:

EXHIBIT 3

(to Note Purchase and Private Shelf Agreement)

OCEANEERING INTERNATIONAL, INC.

By:
Name:
Title:
Dated:

[PRUDENTIAL INVESTMENT MANAGEMENT, INC.]

By:
Vice President

[PRUDENTIAL AFFILIATE]

By:
Vice President

[ATTACH PURCHASER SCHEDULES]

2

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

[Letterhead of Baker Botts, L.L.P.]

[Date of Closing]

[Name(s) and address(es) of

    purchaser(s)]

Dear Sirs:

We have acted as counsel for Oceaneering International, Inc. (the “Company”) in connection with the Note Purchase and Private Shelf Agreement, dated as of September 9, 2009, between the Company and Prudential Investment Management, Inc. (the “Agreement”), pursuant to which the Company has issued to you today Senior Notes of the Company in the aggregate principal amount of $[            ] (the “Notes”). All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement. This letter is being delivered to you in satisfaction of the condition set forth in Section 4.4(A)(i) of the Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.

In this connection, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Based on the foregoing, it is our opinion that:

1. The Agreement and the Notes have been duly authorized by all requisite corporate action and duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the Notes are entitled to the benefits of the Agreement.

2. Assuming the accuracy of the representations and warranties of the Company set forth in Section 5.13 of the Agreement and of the Purchasers set forth in Section 6.1 of the Agreement, it is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances and in the manner contemplated by the Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

EXHIBIT 4.4(a)(i)

(to Note Purchase and Private Shelf Agreement)

3. The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of regulation T, U or X of the Board of Governors of the Federal Reserve System.

4. The execution and delivery of the Agreement and the Notes, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Agreement and the Notes do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to, or require any authorization, consent, approval, exemption, or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings as may be required after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities or securities commissions) pursuant to, (i) the charter or by-laws of the Company or (ii) any applicable law (including any securities or Blue Sky law), statute, rule or regulation of the State of New York, the State of Texas, the General Corporation Law of the State of Delaware, or the federal laws of the United States to which the Company is subject.

The foregoing opinions are subject to the following additional qualifications, limitations, exceptions and assumptions:

(A) Our opinion with respect to the enforceability of the Agreement and the Notes is further subject to the qualification that no opinion is given as to the enforceability of (a) any severability or indemnity provisions contained in the Agreement and the Notes and instruments described in such documents, (b) provisions of such documents and instruments to the effect that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of such rights or remedies, (c) any provision of the Agreement and the Notes purporting to waive rights to notice (other than the waiver of notice of intention to accelerate the Notes), or to waive any other benefit which cannot, as a matter of law, be effectively waived, and (d) provisions that would be interpreted as penalties under applicable law.

(B) We express no opinion as to the various state and federal laws regulating you, any lender, banks or insurance companies or the conduct of their business that may relate to the Agreement and the Notes and the transactions contemplated thereby.

The foregoing opinions are limited in all respects to the existing laws of the State of Texas, the State of New York, the General Corporation Law of the State of Delaware and federal laws of the United States, each as in effect on the date hereof and no opinion is expressed herein as to any matters governed by the laws of any other jurisdiction. We undertake no obligation or responsibility to update or supplement our opinions set forth herein in response to subsequent changes in the law or future events affecting any transaction contemplated by any Transaction Document.

A copy of this letter may be delivered by you or any Transferee to any Person to which you or such Transferee sells or offers to sell any Note or a participation in any Note, and such Person may rely upon this letter as if it were addressed and had been delivered to such Person on

2

the date hereof. Subject to the foregoing, this letter may be relied upon by you only in connection with the transactions contemplated by the Agreement and may not be used or relied upon by you or any other Person for any other purpose whatsoever, except George R. Haubenreich, Jr., Esquire, General Counsel of the Company may rely upon these opinions in furnishing his opinions under Section 4.4(A)(ii) of the Agreement, without our prior written consent.

Very truly yours,

3

FORM OF OPINION OF GENERAL COUNSEL

OF THE COMPANY

[Letterhead of George R. Haubenreich, Jr., Esquire,

General Counsel of

Oceaneering International, Inc.]

[Date of Closing]

[Name(s) and address(es) of

    purchaser(s)]

Dear Sirs:

I am General Counsel of Oceaneering International, Inc. (the “Company”), and am familiar with the Note Purchase and Private Shelf Agreement, dated as of September 9, 2009, between the Company and Prudential Investment Management, Inc. (the “Agreement”), pursuant to which the Company has issued to you today Senior Notes of the Company in the aggregate principal amount of $[            ] (the “Notes”). All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement. This letter is being delivered to you in satisfaction of the condition set forth in Section 4.4(A)(ii) of the Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.

In this connection, I have examined such certificates of public officials, certificates of officers of the Company and copies certified to my satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as I have deemed relevant and necessary as a basis for my opinion hereinafter set forth. I have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Based on the foregoing, it is my opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company has the corporate power to carry on its business as now being conducted as described in the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008 and Form 10-Q for the quarterly period ended June 30, 2009.

2. The execution and delivery of the Agreement and the Notes, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Agreement and the Notes do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to, or require any authorization, consent, approval, exemption, or other action by or notice to or filing with any court, administrative or governmental body or other Person pursuant to, (i) the charter or by laws

EXHIBIT 4.4(a)(ii)

(to Note Purchase and Private Shelf Agreement)

of the Company or (ii) any material agreement (including, without limitation, any agreement listed in Schedule 5.15 to the Agreement), instrument, order, judgment or decree to which the Company is a party or otherwise subject.

The foregoing opinions are limited to the laws of the State of Texas and the General Corporation Law of the State of Delaware, each as in effect on the date hereof and no opinion is expressed herein as to any matters governed by the laws of any other jurisdiction. I undertake no obligation or responsibility to update or supplement my opinions set forth herein in response to subsequent changes in the law or future events affecting any transaction contemplated by any the Agreement or the Notes.

A copy of this letter may be delivered by you or any Transferee to any Person to which you or such Transferee sells or offers to sell any Note or a participation in any Note, and such Person may rely upon this letter as if it were addressed and had been delivered to such Person on the date hereof. Subject to the foregoing, this letter may be relied upon by you only in connection with the transactions contemplated by the Agreement and may not be used or relied upon by you or any other Person for any other purpose whatsoever, except that Baker Botts L.L.P. may rely on these opinions for the purpose of rendering its opinion of even date herewith delivered to you, without my prior written consent.

Very truly yours,

By:
George R. Haubenreich, Jr. General Counsel

2

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

[To Be Provided on a Case-by-Case Basis]

EXHIBIT 4.4(b)

(to Note Purchase and Private Shelf Agreement)